UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               CELADON GROUP, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    150838100
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                                 (CUSIP Number)

                                FEBRUARY 28, 2000
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [X]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP No. 150838100                                                 Page 2 of 14

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      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               FERNANDO MONTERO DEFINED BENEFIT PENSION TRUST
--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group        (a) : [X]
                                                                       (b) : [ ]

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      3        SEC Use Only


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      4        Citizenship or Place of Organization

               NOT APPLICABLE
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                              5    Sole Voting Power
         NUMBER OF
          SHARES                   0
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH
         REPORTING                 18,100
          PERSON              --------------------------------------------------
           WITH               7    Sole Dispositive Power

                                   0
                              --------------------------------------------------
                              8    Shared Dispositive Power

                                   18,100
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               18,100 (INDIVIDUALLY)
               508, 200 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .2%  (INDIVIDUALLY)
               6.5%  (TOTAL GROUP SHARES)
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     12        Type of Reporting Person (SEE Instructions)

                                                                OO
--------------------------------------------------------------------------------

CUSIP No. 150838100                                                 Page 3 of 14

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      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               FERNANDO MONTERO, TRUSTEE
--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group        (a) : [X]
                                                                       (b) : [ ]

--------------------------------------------------------------------------------
      3        SEC Use Only


--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               PERU
--------------------------------------------------------------------------------
                              5    Sole Voting Power
         NUMBER OF
          SHARES                   0
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH
         REPORTING                 18,100
          PERSON              --------------------------------------------------
           WITH               7    Sole Dispositive Power

                                   0
                              --------------------------------------------------
                              8    Shared Dispositive Power

                                   18,100
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               18,100*  (INDIVIDUALLY)
               508,200 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .2%*  (INDIVIDUALLY)
               6.5%    (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                                IN
--------------------------------------------------------------------------------

* Reflects 18,100 shares held of record by the Fernando Montero Defined Benefit Pension Trust, of which Mr. Fernando Montero is a Trustee.

CUSIP No. 150838100                                                 Page 4 of 14

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      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               CECILIA MONTERO, TRUSTEE
--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group        (a) : [X]
                                                                       (b) : [ ]

--------------------------------------------------------------------------------
      3        SEC Use Only


--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               PERU
--------------------------------------------------------------------------------
                              5    Sole Voting Power
         NUMBER OF
          SHARES                   0
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH
         REPORTING                 18,100
          PERSON              --------------------------------------------------
           WITH               7    Sole Dispositive Power

                                   0
                              --------------------------------------------------
                              8    Shared Dispositive Power

                                   18,100
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               18,100*  (INDIVIDUALLY)
               508,200  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .2%*  (INDIVIDUALLY)
               6.5%  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                                IN
--------------------------------------------------------------------------------

* Reflects 18,100 shares held of record by the Fernando Montero Defined Benefit Pension Trust, of which Mrs. Cecilia Montero is a Trustee.

CUSIP No. 150838100                                                 Page 5 of 14

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      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               VIZCAYA INVESTMENTS, INC.*
--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group        (a) : [X]
                                                                       (b) : [ ]

--------------------------------------------------------------------------------
      3        SEC Use Only


--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               BRITISH VIRGIN ISLANDS
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                              5    Sole Voting Power
         NUMBER OF
          SHARES                   389,800
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH
         REPORTING                 0
          PERSON              --------------------------------------------------
           WITH               7    Sole Dispositive Power

                                   389,800
                              --------------------------------------------------
                              8    Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               389,800  (INDIVIDUALLY)
               508,200  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               5.0%  (INDIVIDUALLY)
               6.5%  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                                CO
--------------------------------------------------------------------------------

* Sixty Seven Percent (67%) of the issued and outstanding voting stock of Vizcaya Investments, Inc., is owned by Atlantic Security Bank ("ASB"), a banking corporation organized under the laws of the Cayman Islands. ASB is a wholly-owned subsidiary of Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                 Page 6 of 14

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      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               ATLANTIC BALANCED FUND INC.*
--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group        (a) : [X]
                                                                       (b) : [ ]

--------------------------------------------------------------------------------
      3        SEC Use Only


--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                              5    Sole Voting Power
         NUMBER OF
          SHARES                   100,300
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH
         REPORTING                 0
          PERSON              --------------------------------------------------
           WITH               7    Sole Dispositive Power

                                   100,300
                              --------------------------------------------------
                              8    Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               100,300  (INDIVIDUALLY)
               508,200  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               1.3%  (INDIVIDUALLY)
               6.5%  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                                CO
--------------------------------------------------------------------------------

* All of the issued and outstanding voting stock of Atlantic Balanced Fund Inc. is owned by Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., a corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                 Page 7 of 14

ITEM 1(A).        NAME OF ISSUER:

                  Celadon Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Celadon Drive
                  Indianapolis, IN 46235-4207

ITEM 2(A).        NAME OF PERSONS FILING:

                  Fernando Montero Defined Benefit Pension Trust
                  Fernando Montero, Trustee
                  Cecilia Montero, Trustee
                  Vizcaya Investments, Inc.
                  Atlantic Balanced Fund Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Fernando Montero Defined Benefit Pension Trust
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Fernando Montero, Trustee
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Cecilia Montero, Trustee
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Vizcaya Investments, Inc.
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Atlantic Balanced Fund, Inc.
                  c/o Arias Aleman & Mora Trust Co. Limited
                  P.O. Box 659
                  Road Town, Tortola, British Virgin Islands

ITEM 2(C).        CITIZENSHIP:

                  See Item 4 on Page 2

CUSIP No. 150838100                                                 Page 8 of 14

                  See Item 4 on Page 3
                  See Item 4 on Page 4
                  See Item 4 on Page 5
                  See Item 4 on Page 6

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:
                  150838100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: Not Applicable.

         (a)      [ ]    Broker or dealer registered under Section 15 of the Act
                         (15 U.S.C. 78o)

         (b)      [ ]    Bank as defined in Section 3(a)(6) of the Act (15
                         U.S.C. 78c)

         (c)      [ ]    Insurance Company as defined in Section 3(a)(19) of the
                         Act 15 U.S.C. 78c)

         (d)      [ ]    Investment company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8)

         (e)      [ ]    An investment adviser in accordance with
                         /section/240.13d-1(b)(1)(ii)(E)

         (f)      [ ]    An employee benefit plan or endowment fund in
                         accordance with /section/240.13d-1(b)(1)(ii)(F)

         (g)      [ ]    A parent holding company or control person in
                         accordance with /section/240.13d-1(b)(ii)(G)

         (h)      [ ]    A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act

         (i)      [ ]    A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

         (j)      [ ]    Group, in accordance with
                         /section/240.13d-1(b)(1)(ii)(J)

CUSIP No. 150838100                                                 Page 9 of 14

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                  See Item 9 on Page 2
                  See Item 9 on Page 3
                  See Item 9 on Page 4
                  See Item 9 on Page 5
                  See Item 9 on Page 6

         (b)      Percent of Class:

                  See Item 11 on Page 2
                  See Item 11 on Page 3
                  See Item 11 on Page 4
                  See Item 11 on Page 5
                  See Item 11 on Page 6

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           See Item 5 on Page 2
                           See Item 5 on Page 3
                           See Item 5 on Page 4
                           See Item 5 on Page 5
                           See Item 5 on Page 6

                  (ii)     Shared power to vote or to direct the vote:

                           See Item 6 on Page 2
                           See Item 6 on Page 3
                           See Item 6 on Page 4
                           See Item 6 on Page 5
                           See Item 6 on Page 6

                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                           See Item 7 on Page 2
                           See Item 7 on Page 3
                           See Item 7 on Page 4
                           See Item 7 on Page 5
                           See Item 7 on Page 6

CUSIP No. 150838100                                                Page 10 of 14

                  (iv) Shared power to dispose or to direct the disposition of:

                           See Item 8 on Page 2
                           See Item 8 on Page 3
                           See Item 8 on Page 4
                           See Item 8 on Page 5
                           See Item 8 on Page 6

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Exhibit B attached hereto

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 150838100                                                Page 11 of 14

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             MARCH 7, 2000
                                             -----------------------------------
                                             (Date)

                                             Fernando Montero Defined Benefit
                                             Pension Trust

                                             By: /s/  FERNANDO MONTERO, TRUSTEE
                                                --------------------------------
                                                      (Signature)

                                                      FERNANDO MONTERO, TRUSTEE/
                                                      AUTHORIZED SIGNATORY
                                                --------------------------------
                                                      (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a join statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Fernando Montero Defined Benefit Pension Trust.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: MARCH 7, 2000
     ------------------------

                                            FERNANDO MONTERO DEFINED
                                            BENEFIT PENSION TRUST

                                            By: /s/ FERNANDO MONTERO, TRUSTEE
                                                -------------------------------
                                            Name:  Fernando Montero, Trustee
                                            Title: Authorized Signatory

                                            /s/ FERNANDO MONTERO, TRUSTEE
                                            -----------------------------------
                                            Fernando Montero, Trustee

                                            /s/ CECILIA MONTERO, TRUSTEE
                                            -----------------------------------
                                            Cecilia Montero, Trustee

                                            VIZCAYA INVESTMENTS, INC.

                                            By: /s/ CARLOS MUNOZ
                                                -------------------------------
                                            Name:  Carlos Munoz
                                            Title: Authorized Signatory

                                            ATLANTIC BALANCED FUND INC.

                                            By: /s/ RAIMUNDO MORALES
                                                ------------------------------
                                            Name:   Raimundo Morales
                                            Title:  Authorized Signatory

                                    Exhibit B

Members of Group:

         Fernando Montero Defined Benefit Pension Trust                     (OO)
         Fernando Montero, Trustee                                          (IN)
         Cecilia Montero, Trustee                                           (IN)
         Vizcaya Investments, Inc.                                          (CO)
         Atlantic Security Bank(1)                                          (BK)
         Atlantic Security Holding Corp.(1) (2)                             (CO)
         Cedicorp Ltd.(1)(2)                                                (CO)
         Atlantic Balanced Fund Inc.                                        (CO)

Aggregate amount of common shares beneficially owned by group:

                           508,200

Percent of class:

                           6.5%

(1)      The holdings of these members have been reported by Vizcaya
         Investments, Inc.
(2) The holdings of these members have been reported by Atlantic Balanced Fund Inc.